Exhibit 99(b)

FOR RELEASE: July 21, 2009	DELPHI MEDIA CONTACT: Lindsey Williams — 248.813.2528
DELPHI INVESTOR CONTACT: Eric Creech — 248.813.2498
DELPHI COMMENTS ON EMERGENCE ACTIVITIES
Auction Rescheduled to July 24
Creditors’ Committee and Indenture Trustee Reach Accord With
Delphi, GM, Platinum and Key DIP Lenders To Support Modified Plan
Delphi and PBGC Reach Settlement on PBGC Claims
U.S. Hourly Pension Plan Will Not Be Assumed by GM
Plan Modification Hearing to Commence July 29
Troy, Mich., - Delphi Corp. (PINKSHEETS:DPHIQ) announced today that as part of its efforts to facilitate further consensual discussions among representatives of General Motors Company (GM), Platinum Equity, Delphi’s DIP Lenders and other stakeholders, the Bankruptcy Court for the Southern District of New York has rescheduled the auction previously scheduled for July 21, 2009 to Friday, July 24, 2009 and will now commence the hearing on Delphi’s Modified Plan on July 29, 2009. Delphi also announced that agreements have been reached with its official unsecured creditors’ committee and Wilmington Trust Corporation, the indenture trustee for several series of unsecured notes, to withdraw their objections to, and support, the Modified Plan, whether based on the Master Disposition Agreement involving Platinum and GM or the pure credit bid submitted by the Administrative Agent on behalf of Delphi’s DIP Lenders.
     Delphi previously stated that the deadline for submission by qualified bidders of potential alternative transactions passed without the submission of any potential alternative transactions from three third-party qualified bidders. Delphi will proceed with the auction process, however, because the company timely received a pure credit bid notice and pure credit bid support letter from JPMorgan Chase Bank, N.A., in its capacity as administrative agent under the Amended and Restated Revolving Credit, Term Loan and Guaranty Agreement dated as of May 9, 2008. The company expects to announce the outcome of the auction process on or about July 27, 2009.
Accord Reached With Creditors’ Committee and Indenture Trustee
     On July 21, 2009, Delphi’s Creditors’ Committee and Wilmington Trust Corporation, as Indenture Trustee, approved settlements with Delphi that are also supported by GM, Platinum and
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several large holders of Delphi’s DIP credit facility. Pursuant to the accord, Delphi will further modify its current plan modifications such that the potential distribution to its unsubordinated general unsecured creditors under the waterfall schedule in the Master Disposition Agreement will be increased from a maximum of $180 million to a maximum of $300 million and the distributions will based on 32.5% of all waterfall distributions in excess of $7.2 billion. Delphi will also modify its existing Confirmation Order to provide that reasonable fees and expenses of the Indenture Trustee, including the reasonable fees and expenses of its retained counsel in the chapter 11 cases, will be paid up to a maximum agreed cap. As part of the accord, the Creditors’ Committee and the Indenture Trustee have agreed to withdraw their objections to Delphi’s Plan Modification Motion and to support approval of the Modified Plan. Earlier this week, as part of the voting reports filed with the Bankruptcy Court in connection with Delphi’s resolicitation of certain creditor classes, it was reported that five impaired prepetition classes of creditors had voted to accept the Modified Plan. Under the Bankruptcy Code, at least one impaired non-insider class must accept the Plan in order to move forward with the plan modification process.
Statement Regarding Delphi’s Defined Benefit Pension Plans
     In its June 1 filing of modifications to its Confirmed Plan, Delphi noted that changed economic circumstances would no longer permit the company to continue to fund its defined benefit pension plans for plan participants, including retired, former and current hourly and salaried employees following emergence from Chapter 11 reorganization. Delphi also stated that it expected that the PBGC would initiate the plan termination process for Delphi’s US salaried pension plan and the other US “subsidiary” plans, which would consequently be taken over by the PBGC. The June 1 announcement also included Delphi’s expectation that, in connection with the Plan Modification Hearing, it would negotiate and execute a settlement agreement with the PBGC and GM, which would definitively address all of the PBGC’s claims against Delphi and its global affiliates.
     In connection with the Modified Plan and settlement discussions with the PBGC, GM has recently provided further information regarding the manner in which Delphi’s US hourly pension plan obligations will be addressed. GM has advised that it will not assume the hourly pension plan and will not complete the second step of the 414(l) pension transfer contemplated under the Global Settlement Agreement with Delphi (the conditions of which have not been satisfied and which obligation is being superseded by the transactions under the Modified Plan). GM and the PBGC have negotiated a separate release and waiver agreement that contemplates a possible initiation by the PBGC of the plan termination process for Delphi’s US hourly pension plan and provides consideration to the PBGC for certain releases to be granted to, among others, GM, Delphi, and Delphi’s global affiliates. As a result of these developments, the PBGC is now expected to make a determination whether or not to initiate the termination process for Delphi’s US hourly and salaried pension plans and the other US “subsidiary” plans. Delphi does not believe that a termination by the PBGC of the US hourly pension plan would violate Delphi’s existing collective bargaining agreements or prior Bankruptcy Court orders. Nevertheless, Delphi has not agreed to a termination of the plan and will not enter into an agreement with the PBGC to take over the plan unless the Bankruptcy Court finds that doing so is not a violation of Delphi’s collective bargaining agreements or a federal district court issues an order terminating the US hourly plan.
     On July 21, 2009, Delphi reached agreement with the PBGC to settle the PBGC’s various claims against Delphi and its global affiliates. Pursuant to that settlement agreement, the PBGC will receive a $3 billion allowed general unsecured nonpriority claim which will receive the same treatment given to holders of General Unsecured Claims under the Modified Plan. The PBGC will receive additional consideration from GM which, together with the PBGC’s allowed unsecured claim, is in consideration for, among other things, a full release of all causes of action, claims, and liens; the liability to be assumed by the PBGC related to the possible termination of the US salaried plan, US hourly plan, and US subsidiary plans; and the withdrawal of all notices of liens filed by the PBGC against Delphi’s global non-US affiliates. The settlement agreement, which is subject to Bankruptcy Court approval, is being filed with the Bankruptcy Court today.
ABOUT DELPHI’S CHAPTER 11 CASE
     This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities. The securities referred to in this press release will not be, or have not been, registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
     More information on Delphi’s U.S. restructuring and access to court documents is available at www.delphidocket.com.
     Information on the case can also be obtained on the Bankruptcy Court’s website with Pacer registration: http://www.nysb.uscourts.gov. For more information about Delphi and its operating subsidiaries, to include Court filings discussed in this release, visit Delphi’s website at www.delphi.com.

FORWARD-LOOKING STATEMENTS
This press release as well as other statements made by Delphi may contain forward-looking statements that reflect, when made, the Company’s current views with respect to current events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the Company’s operations and business environment which may cause the actual results of the Company to be materially different from any future results, express or implied, by such forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the Company to continue as a going concern; the ability of the Company to operate pursuant to the terms of the partial temporary accelerated payments agreement and Advance Agreement with GM, its debtor-in-possession financing facility, and to obtain an extension of term or other amendments as necessary to maintain access to such Advance Agreement and facility; the Company’s ability to obtain Court approval with respect to motions in the Chapter 11 cases prosecuted by it from time to time, including the ability of the Company to obtain Court approval of the interim Liquidity Support Agreement with GM and approval to modify the Plan which was confirmed by the Court on January 25, 2008, to confirm such modified plan or any other subsequently filed plan of reorganization and to consummate such plan or other consensual resolution of Delphi’s Chapter 11 cases; risks associated with third parties seeking and obtaining Court approval to terminate or shorten the exclusivity period for the Company to propose and confirm one or more plans of reorganization, for the appointment of a Chapter 11 trustee or to convert the cases to Chapter 7 cases; the ability of the Company to obtain and maintain normal terms with vendors and service providers; the Company’s ability to maintain contracts that are critical to its operations; the potential adverse impact of the Chapter 11 cases on the Company’s liquidity or results of operations; the ability of the Company to fund and execute its business plan as described in the proposed modifications to its Plan as filed with the Court and to do so in a timely manner; the ability of the Company to attract, motivate and/or retain key executives and associates; the ability of the Company to avoid or continue to operate during a strike, or partial work stoppage or slow down by any of its unionized employees or those of its principal customers and the ability of the Company to attract and retain customers. Additional factors that could affect future results are identified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 filed with the United States Securities and Exchange Commission, including the risk factors in Part I. Item 1A. Risk Factors, contained therein and in Part II. Item 1A. Risk Factors in the Quarterly Report on Form 10-Q for the quarter ended March 31, 2009. Delphi disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events and/or otherwise. Similarly, these and other factors, including the terms of any reorganization plan ultimately confirmed, can affect the value of the Company’s various prepetition liabilities, common stock and/or other equity securities. It is possible that Delphi’s common stock may have no value and claims relating to prepetition liabilities may receive no value.
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